Exhibit 5.2

PILLSBURY WINTHROP SHAW PITTMAN LLP

1200 Seventeenth St. NW

Washington, DC 20036

March 8, 2024

Federal Realty Investment Trust

909 Rose Avenue, Suite 200

North Bethesda, MD 20852

Ladies and Gentlemen:

We are acting as counsel for Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) (Registration No. 333-277767), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related prospectus, dated March 8, 2024, as supplemented by the prospectus supplement dated March 8, 2024 (as so supplemented, the “Prospectus”) relating to the offer and sale of up to 729,246 common shares of beneficial interest, $.01 par value per share, of the Company (“Common Shares”). Such Common Shares are to be offered for the respective accounts of the holders thereof (the “Selling Shareholder Shares”). The Selling Shareholder Shares are comprised of Common Shares issuable upon (i) the conversion of the Company’s outstanding 5.147% Series 1 Cumulative Convertible Preferred Shares of Beneficial Interest, par value $0.01 per share (the “Preferred Shares”), and (ii) the redemption of outstanding units (the “DownREIT Units”) of limited partnership interest or limited liability company interest, as the case may be, in each of (A) NVI-Avenue, LLC, (B) Route 35 Shrewsbury Limited Partnership, (C) Shrewsbury Commons L.P., (D) Sea Girt Limited Partnership, (E) 35 West, LLC and (F) Federal Realty Partners, L.P. (such entities in items (A) through (F), collectively the “DownREIT Entities”).

We have reviewed the Registration Statement, the Prospectus and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the foregoing and subject to the other qualifications and limitations set forth herein, we are of the opinion that the Selling Shareholder Shares have been duly authorized and, when issued by the Company upon (i) conversion of the Preferred Shares into Common Shares in accordance with the Articles Supplementary establishing and fixing the rights and preferences of the Preferred Shares and (ii) redemption of the DownREIT Units for Common Shares in accordance with the agreement of limited partnership or operating agreement, as applicable, of each of the DownREIT Entities, will be validly issued, fully paid and nonassessable.

Federal Realty Investment Trust

March 8, 2024

Our opinions set forth in this letter are limited to Maryland General Corporation Law and the Maryland REIT Law, in each case as in effect on the date hereof.

We hereby consent to the filing of this letter as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof, the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP